Exhibit 99.1

Dyadic Announces Sub-Licensing Agreement with Alphazyme

JUPITER, FL / ACCESSWIRE / May 6, 2019 Dyadic International, Inc. (“Dyadic”) (NASDAQ: DYAI), a global biotechnology company focused on further improving and applying its proprietary C1 gene expression platform to speed up the development, lower production costs and improve the performance of biologic vaccines, drugs and other biologic products at flexible commercial scales, is pleased to announce a sub-licensing agreement entered into with Alphazyme LLC (“Alphazyme”), a biotech company focused on producing molecular biology enzymes addressing markets for custom DNA and RNA molecules, genomic medicines and genetic testing.

“We are very pleased to announce this sub-licensing agreement with Alphazyme,” said Mark Emalfarb, Dyadic’s Chief Executive Officer, “Alphazyme shares our vision, which is to lower the cost of healthcare and provide more affordable medicines and diagnostic tools that will benefit the general public. The focus of Alphazyme matched with the power of our C1 technology makes this a very exciting opportunity for both companies. We believe this sub-licensing agreement, which includes an equity stake, milestone payments and royalties upon the commercialization of C1 expressed Alphazyme products further demonstrates the diversity of applications our C1 gene expression platform may help address.”

“The molecular tools industry is fast approaching a critical constraint in its ability to produce the quantities of the enzyme tools required to drive large-scale production and detection of DNA and RNA. We believe that C1, after Dyadic’s decades of investment into optimizing the organism for maximum protein production, is the ideal manufacturing platform upon which Alphazyme will unlock the market for low-cost, high-volume molecular enzymes. We are thrilled to partner with Dyadic, who are experts in ultra-high efficiency protein production, to tackle this global challenge” said Mr. Benoit, Founder and CEO of Alphazyme.

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Myceliophthora thermophila, named C1. The C1 microorganism, which enables the development and large scale manufacture of low cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs (such as virus like particles (VLPs) and antigens), monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Additionally, and more recently, Dyadic is also beginning to explore the use of its C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of Adeno-associated viral vectors (AAV), certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. In particular, as the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers and, hopefully, improve access and cost to patients and the healthcare system, but most importantly save lives.

Please visit Dyadic’s website at www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

About Alphazyme LLC

Alphazyme LLC was founded by enzyme development and production experts with a track record of success and a mission to be the world’s premier partner for custom molecular biology enzymes produced at industrial scale. Alphazyme collaborates with the manufacturers of nucleic acid synthesis and detection platforms to produce affordable enzymes of the highest quality that meet the requirements of the growing markets for custom DNA and RNA molecules, genomic

Exhibit 99.1

medicines and genetic analysis. Our team values collaboration, customer success and continuous improvement. Learn more about Alphazyme at www.alpha-zyme.com.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. These forward-looking statements involve risks, uncertainties and other factors that could cause Dyadic’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Investors are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Dyadic expressly disclaims any intent or obligation to update or revise any forward-looking statements to reflect actual results, any changes in expectations or any change in events. Factors that could cause results to differ materially include, but are not limited to: (1) general economic, political and market conditions; (2) our ability to generate the required productivity, stability, purity, performance, cost, safety and other data necessary to carry out and implement our biopharmaceutical research and business plans and strategic initiatives; (3) our ability to retain and attract employees, consultants, directors and advisors; (4) our ability to implement and successfully carry out Dyadic’s and third parties research and development efforts; (5) our ability to obtain new license and research agreements; (6) our ability to maintain our existing access to, and/or expand access to third party contract research organizations in order to carry out our research projects for ourselves and third parties; (7) competitive pressures and reliance on key customers and collaborators; (8) the pharmaceutical and biotech industry, governmental regulatory and other agencies’ willingness to adopt, utilize and approve the use of the C1 gene expression platform; and (9) other factors discussed in Dyadic’s publicly available filings, including information set forth under the caption “Risk Factors” in our December 31, 2018 Annual Report filed with the SEC on the Form 10-K on March 27, 2018. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us.

Contact:

Dyadic International, Inc.
Ping W. Rawson
Chief Accounting Officer
Phone: (561) 743-8333
Email: prawson@dyadic.com

Alphazyme LLC
Chad Decker
Chief Operating Officer
Phone: (888) 725-5635
Email: chad.decker@alpha-zyme.com